UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 3, 2012

DSP GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-35256 (Commission File Number)	94-2683643 (I.R.S. Employer Identification No.)

2580 North First Street, Suite 460 San Jose, CA	95131
(Address of Principal Executive Offices)	(Zip Code)

408/986-4300

(Registrant’s Telephone Number, Including Area Code)

With a copy to:

Bruce Alan Mann, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 4, 2012, DSP Group, Inc. (the “Company”) entered into a settlement agreement (the “Settlement Agreement”) with Starboard Value and Opportunity Master Fund Ltd and certain entities and natural persons listed on Exhibit A of the Settlement Agreement and their affiliates (collectively, “Starboard”), who beneficially own approximately 9.8% of the Company’s outstanding common stock.

Pursuant to the Settlement Agreement, the Company’s Board of Directors (the “Board”) agreed to expand its Board to nine directors, effective as of the Company’s 2012 annual meeting of stockholders, currently scheduled to be held on May 15, 2012 (the “2012 Annual Meeting”). The Board also agreed to nominate Kenneth H. Traub and Tom Lacey as Class III directors of the Board at the 2012 Annual Meeting with a term expiring at the Company’s 2015 annual meeting. The Company also agreed to nominate Reuven Regev, currently a Class III director, as a Class I director at the 2012 Annual Meeting with a term expiring at the Company’s 2013 annual meeting of stockholders. The Company further agreed that, until the 2012 Annual Meeting, Messrs Traub and Lacey may attend meetings of the Board in a “board observer” capacity, subject to certain limitations. Additional information about each of the Company’s Class I and Class III director nominees for the 2012 Annual Meeting will be found in the Company’s definitive proxy statement, which will be filed with the Securities and Exchange Commission prior to the 2012 Annual Meeting.

In addition, if either of the Starboard Nominees is unable to serve as a director, resigns as a director or is removed as a director prior to the 2013 annual meeting of stockholders (the “2013 Annual Meeting”) and at such time Starboard beneficially owns at least the lesser of 3.0% of the Company’s then outstanding Common Stock and 681,954 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), then Starboard will be entitled to recommend a replacement director. The replacement director must qualify as an “independent director” pursuant to NASDAQ listing standards and have relevant financial and business experience to fill the resulting vacancy, and the replacement director remains subject to the reasonable good faith approval of the Nominating and Corporate Governance Committee of the Board.

Pursuant to the Settlement Agreement, Starboard has agreed not to present any proposals or additional director nominees at the 2012 Annual Meeting and to vote their shares of the Company’s common stock in favor of the nominees selected by the Board for election as directors at the 2012 Annual Meeting. Starboard has also agreed to vote in accordance with the Board’s recommendations for the other proposals submitted for approval at the 2012 Annual Meeting (subject to the recommendations of Institutional Shareholder Services). In addition, Starboard agreed to certain standstill restrictions, which expire on the earlier of ten business days prior to the deadline for submission of stockholder nominations for the 2013 annual meeting or 100 days prior to the first anniversary of the 2012 Annual Meeting.

A copy of the Settlement Agreement is filed with this Form 8-K and attached hereto as Exhibit 10.1. The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the full text of the Settlement Agreement.

On April 5, 2012, the Company issued a press release announcing the signing of the Settlement Agreement. A copy of the press release is filed with this Form 8-K and attached hereto as Exhibit 99.1.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On April 3, 2012, the Board approved an amendment of the Company’s Bylaws (the “Amendment”) to increase the size of the Board from eight to nine.

The full text of the Amendment is filed as Exhibit 10.2 hereto and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

d. Exhibits

Exhibit No.	Description

10.1	Settlement Agreement, dated April 4, 2012, by and between DSP Group, Inc. and Starboard

10.2	Amendment to the DSP Group, Inc. Bylaws

99.1	Press Release of DSP Group, Inc., dated April 5, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DSP GROUP, INC.

Date: April 5, 2012	By:	/s/ Dror Levy
Dror Levy
Chief Financial Officer and Secretary

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